Amendment No. 4 to THE SECOND AMENDED AND RESTATED

Limited Partnership AGREEMENT

of

STRATEGIC STORAGE OPERATING PARTNERSHIP VI, L.P.

In accordance with Article 11 of the Second Amended and Restated Agreement of Limited Partnership of Strategic Storage Operating Partnership VI, L.P. (the “Partnership”) dated March 17, 2022 as amended by Amendment No. 1 dated January 30, 2023, Amendment No. 2 dated May 1, 2023, and Amendment No. 3 dated November 1, 2023 (the “Partnership Agreement”), the Partnership Agreement is hereby amended by this Amendment No. 4 thereto (this “Amendment”) effective January 1, 2024 to revise certain provisions in connection with the allocation of income under Section 5.1 of the Partnership Agreement. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Partnership Agreement.

WHEREAS, Section 5.1 of the Partnership Agreement provides for the allocation of Profits and Losses among the Partners;

WHEREAS, due to a scriveners error, there is some ambiguity regarding the allocation of Profits to the Special Limited Partner;

WHEREAS, Section 5.7 of the Agreement provides that the Partners intend that the allocations of Profits and Losses under the Agreement shall have substantial economic effect within the meaning of Section 704(b) of the Code; and

WHEREAS, the Partners hereto desire to amend the allocation provisions of the Partnership Agreement to clarify the allocation of Profits to the Special Limited Partner.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Addition of Section 5.1(i). The following is hereby added as Section 5.1(i) of the Agreement:

“(i) Priority Allocations to the Special Limited Partner. Notwithstanding the provisions of Section 5.1(a), after giving effect to the special allocations set forth in Sections 5.1(b) and 5.1(c) and the priority allocation with respect to the Preferred Units in Section 5.1(d) and the Series C Units in Exhibit I Section 4, the Special Limited Partner shall be allocated on a priority basis items of income or gain, including, without limitation, items of gain from a Sale (including but not limited to net capital gain realized in connection with the adjustment to the fair market value of Partnership assets under Section 704(b) of the Code) on a cumulative basis pursuant to this Section 5.1(i) in an amount equal to the amount of distributions made (or in connection with a Sale or winding up or liquidation of the Partnership, to be made) to such Partner.”

2. Continuation of Partnership Agreement. The Partnership Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this Amendment were contained in one document. Any provisions of the Partnership Agreement not amended by this Amendment shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof. In the event of a conflict between the provisions of this Amendment and the Partnership Agreement, the provisions of this Amendment shall control.

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IN WITNESS WHEREOF, the Partners have executed this Amendment to the Partnership Agreement this 19th day of September, 2024.

STRATEGIC STORAGE TRUST VI, INC.

By:	/s/ H. Michael Schwartz
H. Michael Schwartz, Chief Executive Officer

SMARSTOP STORAGE ADVISORS, LLC

By:	/s/ H. Michael Schwartz
H. Michael Schwartz, Chief Executive Officer

SMARTSTOP OP, L.P.

By:	SmartStop Self Storage REIT, Inc., its sole general partner
By:	/s/ H. Michael Schwartz
H. Michael Schwartz, Chief Executive Officer